Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 of US SolarTech, Inc. (formerly Silica Tech, LLC), of our report dated April 8, 2009 on our audit of the balance sheets of Silica Tech, LLC. as of December 31, 2008 and 2007, and the related statements of operations, members’ equity and cash flows for the years then ended and inception (September 9, 2004) through December 31, 2008, and the reference to us under the caption “Experts.”

/s/ Stowe & Degon LLC

Westborough, Massachusetts
April 13, 2009